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                                                                      EXHIBIT 12




STATEMENT SETTING FORTH COMPUTATION OF RATIO OF PROFIT TO FIXED CHARGES
    YEARS ENDED DECEMBER 31,  (Millions of dollars)(Unaudited)
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
                                                           Q1           Q1
                                             2001         2000        2000         1999         1998         1997        1996
                                            ------       ------      ------       ------       ------       ------      ------
 Net profit                                  $  51        $  38       $ 159        $ 128        $ 112       $ 94.2      $ 75.6

 Add:
   Provision for income taxes                   28           21          84           75           67         53.5        40.2

 Deduct:
   Equity in profit of partnerships              1            1          (3)          (2)          (3)        (2.6)       (2.2)
                                            ------       ------      ------       ------       ------       ------      ------

 Profit before taxes                         $  78        $  58       $ 240        $ 201        $ 176       $145.1      $113.6
                                            ------       ------      ------       ------       ------       ------      ------
 Fixed charges:
   Interest on borrowed funds                $ 194        $ 165       $ 725        $ 569        $ 502       $366.7      $315.4
   Rentals at computed interest*                 1            1           5            5            4          3.2         2.5
                                            ------       ------      ------       ------       ------       ------      ------
 Total fixed charges                         $ 195        $ 166       $ 730        $ 574        $ 506       $369.9      $317.9
                                            ------       ------      ------       ------       ------       ------      ------

 Profit before taxes plus fixed charges      $ 273        $ 224       $ 970        $ 775        $ 682       $515.0      $431.5
                                            ------       ------      ------       ------       ------       ------      ------
 Ratio of profit before taxes plus
   fixed charges to fixed charges             1.40         1.35        1.33         1.35         1.35         1.39        1.36
                                            ------       ------      ------       ------       ------       ------      ------

     *Those portions of rent expense that are representative of interest cost.